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                                SERVICE AGREEMENT

This is an Agreement made and effective as of this 1st day of March, 2001 between BOSTON FINANCIAL DATA SERVICES, INC. ("Boston Financial") with principal offices at 2 Heritage Drive, North Quincy, Massachusetts 02171 and ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY (the "Company") with principal offices at 440 Lincoln Street, Worcester, Massachusetts 01653.

1.       GENERAL BACKGROUND AND SERVICES.

     1.1 APPOINTMENT. The Company is a Delaware Corporation. Customers or prospective customers of the Company (the "Customers") will forward various mail items as indicated herein. The Company hereby appoints Boston Financial to provide the services described below.

     1.2 SERVICES. Boston Financial will act as mailroom service facility for the Company. The services to be provided by Boston Financial are more specifically described in SECTION 3, AND ATTACHED SCHEDULES of this Agreement. The services performed by Boston Financial hereunder will be of a ministerial nature only. All services required to be performed by a broker-dealer, if any, will be performed by duly licensed personnel of the Company.

2.       TERM AND TERMINATION.

     2.1 TERM. The term of this Agreement will begin on the effective date first written above and shall continue until three years after such date, unless earlier terminated in accordance with SECTION
              2.2 herein.

     2.2      TERMINATION.  This Agreement may be terminated as follows:

              a)  BY EITHER PARTY:
                  ----------------

              1) For convenience upon ninety (90) days written notice to the other party;

              2) Upon the failure of the other party's obligation to pay a monetary amount due and payable pursuant to this Agreement and, except for good faith disputes, not cured within forty five (45) calendar days after the breaching party's receipt of written notice thereof, then this Agreement will terminate immediately upon receipt by the defaulting party of a second written notice from the other party stating that such termination is then effective;

              3) If either party defaults in the performance of any material provision of this Agreement, or commits a series of non-material defaults which in the aggregate impair to a material extent the value of this Agreement to the other party, and the default or deficiency is not cured within sixty
                  (60) days after receipt of written


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                  notice thereof, then this Agreement will terminate
                  immediately upon receipt by the defaulting party of a second written notice from the other party stating that such termination is then effective; or

              4) Upon notice to the other party, in the event that any of the following occur(s): (i) voluntary institution by the other party of insolvency, receivership, bankruptcy, or any other proceedings for the settlement of the other party's debt; (ii) involuntary institution of insolvency, receivership, bankruptcy, or any other proceedings for settlement of the other party's debt, which proceedings are not resolved within sixty (60) days; (iii) the making of general assignment by the other party for the benefit of creditors; or (iv) the dissolution of the other party.

     2.3 TERMINATION EXPENSES. In the event of termination other than termination due to a material breach of this Agreement by Boston Financial, all out-of-pocket expenses associated with the movement of records and material will be borne by the Company. In the event of a material breach by Boston Financial the out-of-pocket expenses shall be borne by Boston Financial. In addition to such out-of-pocket expenses, the Company shall pay Boston Financial for any other reasonable expenses or costs associated with such termination. Payment of such expenses or costs shall be in accordance with SECTION 4.4 of this Agreement.

     2.4 Upon termination of this Agreement or upon request of the other party, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations. This provision shall survive termination of this Agreement.

3.       SERVICES OF BOSTON FINANCIAL.

     3.1 According to specifications and procedures agreed upon from time to time in writing, such specifications and procedures shall be initially identified as Operation Support Services Procedures ("Attachment A"), dated March 2001, and are attached for reference purposes only. Upon the Company's request for additional services, Boston Financial may elect to provide such additional services under this Agreement for additional fees, as the parties shall agree upon in writing. Boston Financial will perform the services listed in this SECTION 3 and on Attachment A as amended from time to time.

     3.2      LOCKBOX.  Boston Financial will do the following:

              a) Collect all mail received at designated P.O. Boxes a minimum eight (8) times each day and deposit all checks including post dated checks removed from mail per Company's operating procedure;

              b) Endorse deposited checks with the endorsement "absence of endorsement guaranteed" or other similar endorsement;


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              c)  Collect process and deposit all checks received from P.O.
                  Boxes in Company designated demand deposit accounts as designated in writing by the Company. The Company shall be responsible for establishing and maintaining said demand deposit accounts; and

              d) Transmit to the Company a summary of account data and daily deposit totals.

              For Lockbox items Boston Financial will not have any duty to read any letter or other communication received in the P.O. Boxes and Boston Financial's duty will be as specifically set forth in
              SECTION 3.2 herein and Attachment A, procedures listed on Attachment A takes precedence over SECTION 3.2.

4.       FEES AND EXPENSES.

     4.1 FEE SCHEDULE. For the performance of the Services by Boston Financial pursuant to this Agreement, the Company agrees to pay Boston Financial the fees set forth in SECTION 4.1, "Fee Schedule," which is attached hereto and incorporated herein by reference.

     4.2 OUT OF POCKET EXPENSES. The Company shall reimburse Boston Financial for its reasonable, documented out-of-pocket expenses set forth in the attached SCHEDULE 4.1. Reimbursable expenses may include, but not be limited to AWD license fees, and AWD system support, equipment, employment expenses for contract help, the costs of document production, postage, forms and telephone charges incurred by Boston Financial. In addition, any other expenses incurred by Boston Financial, with the prior written consent of the Company, will also be reimbursed by the Company.

     4.3 POSTAGE. The Company also agrees to advance postage funds necessary for mailings such as immediate return and new account mailings.

     4.4 INVOICES. The Company agrees to pay all fees and expenses within forty five (45) calendar days following the receipt of each invoice, except for any fees or expenses, which are subject to good faith dispute. In the event of such a dispute, the Company may only withhold that portion of the fee or expense subject to the good faith dispute. The Company shall notify Boston Financial in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Company is disputing any amounts in good faith. If the Company does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Company. The Company shall pay such disputed amounts within five (5) calendar days following the day on which the parties agree on the amount to be paid.

     4.5 LATE PAYMENTS. The Company shall pay undisputed amounts on Boston Financial's invoices (for fees and reimbursable expenses) within forty five (45) calendar days of the receipt of such invoice. If any undisputed amount in an invoice of Boston Financial (for fees or reimbursable expenses) is not paid when due, the Company



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              shall pay Boston Financial interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent
              (1%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by THE WALL
              STREET JOURNAL (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Company) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts's law.

5.       STANDARD OF CARE.

     5.1 Boston Financial shall at all times act in good faith and agrees to use its best efforts to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. Boston Financial agrees to use its best efforts to mitigate any damages resulting from its negligence, bad faith or willful misconduct and will be responsible for damages for such negligence, bad faith, or willful misconduct. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and that Section 4-209 of the Uniform Commercial Code is superseded by
              SECTION 5.1 of this Agreement.

6.       INDEMNIFICATION.

     6.1 To the fullest extent permitted by law, Boston Financial shall not be responsible for, and the Company shall indemnify and hold Boston Financial harmless from and against, any and all claims, actions, causes of action, losses, damages, costs, charges, payments, expenses (including, but not limited to, reasonable attorneys' fees, court costs and expert fees) and liability arising out of or attributable to:

              a) All actions of Boston Financial or its employees, agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

              b) The Company's lack of good faith, negligence or willful misconduct;

              c) The reliance upon, and any subsequent use of or action taken or omitted, by Boston Financial, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by Boston Financial or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Company, and which have been prepared, maintained or performed by the Company or any other person or firm on behalf of the Company;
                  (ii) any instructions or requests of the Company or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with


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                  the services to be performed by Boston Financial under this
                  Agreement which are provided to Boston Financial after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

              (d) The negotiation and processing of any checks including without limitation for the deposit into the Company's demand deposit account provided such action was undertaken without any negligence or willful misconduct by Boston Financial.

     6.2      In order that the indemnification provisions contained in this
              SECTION 6 shall apply, upon the assertion of a claim for which the Company may be required to indemnify Boston Financial, Boston Financial shall promptly notify the Company of such assertion in writing, and shall apprise the Company with respect to all developments concerning such claim. The Company shall have the option to participate with Boston Financial in the defense of such claim or defend against said claim in its own name or in the name of Boston Financial. Boston Financial shall in no case confess any claim or make any compromise in any case in which the Company may be required to indemnify Boston Financial except with the Company's prior written consent.

7. REPRESENTATIONS AND WARRANTIES OF BOSTON FINANCIAL. Boston Financial represents and warrants to the Company that:

     7.1 It is a corporation duly organized and existing, and in good standing, under the laws of The Commonwealth of Massachusetts;

     7.2  It is duly qualified to carry on its business;

     7.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement;

     7.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and

     7.5 It has and will continue to have access to the necessary facilities and equipment to perform its duties and obligations under this Agreement.

8. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Boston Financial that:

     8.1 It is a corporation duly organized and existing, and in good standing, under the laws of the State of Delaware;

     8.2 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement;


                                       5
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     8.3  All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and

     8.4 It has and will continue to comply with all applicable federal and state securities and other laws necessary for it to perform its duties and obligations under this Agreement.

9.       DATA ACCESS AND PROPRIETARY INFORMATION.

     9.1 The Company acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Company by Boston Financial as part of the Company's ability to access certain Company-related data ("Customer Data") maintained by Boston Financial on data bases under the control and ownership of Boston Financial or other third party including AWD ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to Boston Financial or other third party. In no event shall Proprietary Information be deemed Customer Data. The Company agrees to treat all Proprietary Information as proprietary to Boston Financial and further agrees that it shall not divulge any Proprietary Information on any person or organization except as may be provided hereunder. Without limiting the foregoing, the Company agrees for itself and its employees and agents to:

          a) Use such programs and databases solely from locations as may be designated in writing by Boston Financial as agreed upon by the parties and solely in accordance with Boston Financial's applicable user documentation;

          b) Refrain from copying or duplicating in any way the Proprietary Information except as agreed upon in writing by Boston Financial;

          c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with Boston Financial's instructions;

          d) Refrain from causing or allowing the data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of Boston Financial;

          e) Access only to those authorized transactions agreed upon by the parties; and

          f) Honor all reasonable written requests made by Boston Financial to protect at Boston Financial's expense the rights of Boston Financial in Proprietary Information at common law, under federal copyright law and under other federal or state law.


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     9.2  Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement except by virtue of a breach of confidentiality by any third party; (ii) are released for general disclosure by a written release by Boston Financial; or (iii) are already in the possession of the receiving party at the time or receipt without obligation of confidentiality or breach of this Agreement.

     9.3 The Company acknowledges that its obligation to protect Boston Financial's proprietary information is essential to the business interest of Boston Financial and that the disclosure of such Proprietary Information or Customer Data is breach of this Agreement would cause Boston Financial immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, Boston Financial shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

     9.4 If the Company notifies Boston Financial that any of the Data Access services do not operate in material compliance with the most recently issued user documentation for such services, Boston Financial shall endeavor in a timely manner to correct such failure. Organizations from which Boston Financial may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Company agrees to make no claim against Boston Financial arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. BOSTON FINANCIAL EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     9.5 Transactions available to the Company may include the ability to originate electronic instructions to Boston Financial about Customer information or other information. In such event, Boston Financial shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by Boston Financial from time to time.

     9.6 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this SECTION 9. The obligations of this Section shall survive any termination of this Agreement.


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10.      ASSIGNMENT AND THIRD PARTY BENEFICIARY.

          10.1 Except as provided in SECTION 10.3 below, this Agreement and any rights or obligations hereunder may be assigned by either party without prior written consent of the other party, which consent will not be unreasonably withheld, so long as the services to be performed hereunder remain substantially the same. If the services will be substantially different, the prior written consent of each party will be required. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

          10.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than Boston Financial and the Company and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of Boston Financial and the Company. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

          10.3 Notwithstanding the foregoing, Boston Financial may without further consent of the Company, subcontract with an affiliate or subsidiary of Boston Financial; provided, however, Boston Financial shall be as fully responsible to the Company for the acts and omissions of any such subcontractor as it is for its own acts and omissions.

          10.4 This Agreement does not constitute an agreement for a partnership or joint venture between Boston Financial and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

11.      CONFIDENTIALITY.

          11.1 Both parties agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of Boston Financial or any of the Company, used or gained by Boston Financial or the Company during performance under this Agreement. The Company and Boston Financial further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of Boston Financial or the Company and their successors and assigns.

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               Boston Financial shall: (a) not make any unnecessary copies of
               Company's confidential information without first obtaining the written consent of Company; (b) not utilize any confidential information of Company except in the furtherance of the obligations and responsibilities specified hereunder, and for no other purpose(s) whatsoever; and (c) return any such confidential information in Boston Financial's possession to Company immediately upon (i) Company's demand therefore, (ii) the accomplishment of the purpose for which such confidential information is or was held or obtained by Boston Financial, or
               (iii) the expiration or other termination of this Agreement.

               In the event of breach of the foregoing by either party, the remedies provided by Section 9.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that Boston Financial must disclose such data to its sub-contractor Company for purposes of providing services under this Agreement.

          11.2 In the event that any requests or demands are made for the inspection of the records of the Company, other than request for records pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), Boston Financial will endeavor to notify the Company and to secure instructions from an authorized officer of the Company as to such inspection. Boston Financial expressly reserves the right, however, to exhibit the Company records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit those records to such person.

12.      MISCELLANEOUS.

          12.1 FORCE MAJEURE. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able or should be able under reasonable person standards to perform substantially that party's duties.

          12.2 CONSEQUENTIAL DAMAGES. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provision of this Agreement or for any consequential, indirect, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

          12.3 AMENDMENT. This Agreement may be amended or modified only by a written agreement executed by both parties.

          12.4 CONTROLLING LAW. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the internal laws of the Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof.

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          12.5 SURVIVAL. All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and/or protection of proprietary rights and trade secrets shall survive the termination of this Agreement.

          12.6 SEVERABILITY. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

          12.7 NOTICE. Under this Agreement whenever one party is required or permitted to give notice to the other party, such notice will be in writing and delivered to the addresses indicated below, unless otherwise specifically provided herein, and will be deemed given when delivered in hand, one day after being given to an express courier with a reliable system for tracking delivery, or three
               (3) days after the day of mailing, when mailed by the United States Postal Service, registered or certified mail, return receipt requested, postage prepaid, or when sent by facsimile and thereafter delivered by one of the foregoing methods of delivery.

                    (a)  If to Boston Financial, to:

                         Boston Financial Data Services, Inc.
                         66 Brooks Drive
                         Braintree, MA  02184
                         Attention:  Michael J. Lawlor
                         Fax:  781-796-5951

                         WITH A COPY TO:

                         Boston Financial Data Services, Inc.
                         1250 Hancock St., Suite 300N
                         Quincy, Massachusetts 02169
                         Attention:  Legal Department
                         Fax:  617-483-5850

                    (b)  If to the Company, to:

                         Allmerica Financial Life Insurance and Annuity Company 440 Lincoln Street
                         Worcester, MA  01653
                         Attention:  Martin Snow
                         Fax:  508-853-1733

          12.8 PRIORITIES CLAUSE. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.


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          12.9  WAIVER. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

          12.10 INSURANCE. Boston Financial shall maintain (i) workers' compensation insurance with limits at least equal to statutory requirements, (ii) comprehensive general liability insurance, including, without limitation, personal injury coverage, with policy limits of not less than one million dollars ($1,000,000.00), (iii) automobile liability insurance with policy limits of not less than one million dollars ($1,000,000.00), combined single limit, (iv) fidelity bonding of at least one million dollars ($1,000,000.00) for claims arising from fraudulent or dishonest acts on the part of any employee, and (v) professional liability (errors and omissions) insurance of at last one million dollars ($1,000,000.00) for each occurrence. Any and all such insurance policies shall be underwritten by reputable insurer(s) and having an A.M. rating of "A" or better. The policies of insurance required hereunder shall not be cancelled or materially modified to reduce coverage except upon thirty (30) days notice to Allmerica.

          12.11 MAINTENANCE OF RECORDS. Boston Financial hereby agrees that all records, which it maintains on behalf of Allmerica, are property of Allmerica, and further agrees to surrender promptly to Allmerica such records upon Allmerica's request. However, Boston Financial has the right to make copies of such records, in its discretion, subject to the provisions of Section 11.

          12.12 RECORDS ACCESS. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD, the state insurance regulators) and shall permit such authorities reasonable access to its books and records in conjunction with any investigation or inquiry relating to the services to be provided by Boston Financial. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the Insurance Commissioner of any state with any information or reports in connection with services provided under this Agreement which such Commissioner may reasonably request in order to ascertain whether the variable contracts operations of Allmerica are being conducted in a manner consistent with the state's regulations concerning variable contracts and any other applicable law or regulation. Any out-of-pocket expenses incurred by Boston Financial in compliance with an Insurance Commissioner's request shall be paid by Allmerica.

          12.13 PUBLICITY. Boston Financial shall not (i) make any mention of this Agreement in any advertisement or promotional material; or
                (ii) issue or release any publicity statement or release concerning this Agreement or the services provided, or to be provided, hereunder, without the written consent of Allmerica being first obtained.

          12.14 MERGER OF AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

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


          12.15 REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

          12.16 COUNTERPARTS. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day set forth in this Agreement.

BOSTON FINANCIAL DATA SERVICES,               ALLMERICA FINANCIAL LIFE
INC.                                          INSURANCE AND ANNUITY COMPANY

By:/s/                                        By:   /s/ Martin Snow
---------------------------------             ---------------------------------

Name:                                         Name: Martin Snow
---------------------------------             ---------------------------------

Title: Vice President                         Title:  Assistant Treasurer
---------------------------------             ---------------------------------

Date:    08/08/01                             Date:   08/01/01
---------------------------------             ---------------------------------


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                                  SCHEDULE 4.1

                                  FEE SCHEDULE

Effective March 1, 2001 and shall remain in effect through the term of this Agreement, until the parties negotiate any mutually agreeable change. On February 28, 2002, and each anniversary thereafter, unless the parties otherwise mutually agree in writing, Boston Financial's fees shall be increased a maximum of 6%.

TRANSACTIONS AND IMAGING FUNCTIONS

                                                                                   Pricing       Pricing with recommended
                                                                                                 changes
Mailing Opening, Transaction Sorting, Image Preparation                             $0.36

Certified Mail Processing                                                           $1.45

Pouch Transactions                                                                  $0.55

New Issues                                                                          $1.09

Image Scan
THE SCANNING OF THE ITEMS INTO AWD
IMAGE SCANNING PER DOCUMENT SIDE                                                    $0.15

Lookups                                                                             $1.09             $0.63
INVOLVES THE LOOKING UP OF THE POLICY NUMBERS
ON THE CUSTOMER SYSTEM

Exception Imaged Pulls                                                              $6.54

Listbills                                                                           $4.36

Listbill Quality                                                                    $4.36
PER PROCEDURES PROVIDED BY CLIENT

Life Cap:  Mail Opening, Transaction Sorting, Image Preparation                     $0.60

Administrative Support (Monthly)                                                   $1,400


Beacon Associates (2 @ $4,162.00 Monthly)                                          $8,324


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

CLIENT PROCESSING

Clean OCR Document                                                                  $0.095

Offline Processing                                                                  $0.095
Offline Prep - Life backup documentation                                            $0.72                 $0.00

Subpay CM Indexing                                                                  $0.52                 $0.00


MISCELLANEOUS FEES

                                                                                 PRICING PROCEDURES

Photocopies
IF CLIENT PROCEDURES REQUIRE, A COPY OF THE PROCESSED CHECK WILL BE ATTACHED
TO CORRESPONDING BACK UP                                                         $0.17

Data Transmission
MONTHLY FEE FOR ONE DAILY (MONDAY - FRIDAY)
TRANSMISSION OF CAPTURED DATA AND REPORTS.                                       $225.00/division

Courier for Exception Items
FEE APPLIED TO THE ROUTINE DELIVERY OF BACK UP
AND NON-PROCESSABLE TRANSACTIONS.  CLIENT WILL SELECT MODE OF DELIVERY.          As incurred

PO Box Fee (annual)
ANNUAL RENTAL FEE FOR P.O. BOXES WITHIN THE BFDS UNIQUE ZIP CODE.  CURRENTLY
$65.00 PER P.O. BOX.  NOT TO BE USED WITH BUSINESS REPLY MAIL (POSTAGE PAID)     As incurred

Bank Courier Runs
FEE APPLIED TO THE DELIVERY OF DEPOSITS TO BANK.                                 $10.00/day

Research
FEE APPLIED FOR RESEARCH REQUESTED FROM BFDS.  FEE IS WAIVED IF THE RESEARCH
IS A RESULT OF BFDS ERROR                                                        $2.70/item

Account Maintenance
DAILY BACK-UP & STORAGE OF CAPTURED DATA/REPORTS, MAINTENANCE & RETENTION OF
PROCESSED IMAGES AND FILE LAYOUT SPECIFICATIONS.
THIS IS A MONTHLY FEE                                                            $125.00

Out of Pocket Expenses
SUCH AS (BUT NOT LIMITED TO) ENVELOPES, LABELS
PATCH SHEETS & BINDER CLIPS                                                      As incurred


                                       14
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Project Management
TO INCLUDE NEW PRODUCT DEVELOPMENT COSTS,
WORKFLOW CHANGES, ETC.                                                           $150.00 Per Hour





BOSTON FINANCIAL DATA SERVICES,               ALLMERICA FINANCIAL LIFE
INC.                                          INSURANCE AND ANNUITY COMPANY

By:/s/                                        By:   /s/ Martin Snow
---------------------------------             ---------------------------------

Name:                                         Name: Martin Snow
---------------------------------             ---------------------------------

Title: Vice President                         Title:  Assistant Treasurer
---------------------------------             ---------------------------------

Date:    08/08/01                             Date:   08/01/01
---------------------------------             ---------------------------------


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